American Balanced Fund, Inc.
One Market, Steuart Tower, San Francisco, California 94105
Telephone (415) 421-9360

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$467,010
Class B	$50,151
Class C	$52,703
Class F	$16,693
Total	$586,557
Class 529-A	$14,939
Class 529-B	$2,793
Class 529-C	$4,566
Class 529-E	$854
Class 529-F	$409
Class R-1	$820
Class R-2	$9,959
Class R-3	$36,181
Class R-4	$23,763
Class R-5	$8,605
Total	$102,889

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.25
Class B	$0.1784
Class C	$0.1738
Class F	$0.2513
Class 529-A	$0.2432
Class 529-B	$0.1676
Class 529-C	$0.1678
Class 529-E	$0.2161
Class 529-F	$0.2640
Class R-1	$0.1739
Class R-2	$0.1727
Class R-3	$0.2192
Class R-4	$0.2459
Class R-5	$0.2746

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,889,414
Class B	279,494
Class C	304,865
Class F	66,941
Total	2,540,714
Class 529-A	63,643
Class 529-B	16,975
Class 529-C	28,143
Class 529-E	4,088
Class 529-F	1,608
Class R-1	4,846
Class R-2	58,531
Class R-3	167,277
Class R-4	97,502
Class R-5	36,025
Total	478,638

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$19.87
Class B	$19.80
Class C	$19.79
Class F	$19.86
Class 529-A	$19.85
Class 529-B	$19.84
Class 529-C	$19.84
Class 529-E	$19.84
Class 529-F	$19.84
Class R-1	$19.78
Class R-2	$19.79
Class R-3	$19.80
Class R-4	$19.84
Class R-5	$19.88